Exhibit 10.25

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) made and entered into this 26th day of April, 2010, by and between JTM, Inc., a Utah corporation, hereinafter referred to as the “Landlord”, and Great Basin Scientific, Inc. a Delaware corporation, hereinafter referred to as the “Tenant”:

WITNESSETH

ARTICLE 1. PREMISES AND TERM. Landlord hereby leases and by these presents does lease and demise to Tenant, and Tenant does lease and take from Landlord, the premises described on Exhibit “B” attached hereto, consisting of approximately 18,100 square feet of rentable space, located at 2441 So. 3850 West, Suite # A-200, West Valley City, Utah 84119, the “Demised Premises”, situated in the building erected on the property described on Exhibit “A” attached hereto, together with all the easements, rights, privileges and appurtenances thereunto belonging or in any way appertaining to the Demised Premises. Tenant may expand the Demised Premises to the north and south within the Building to accommodate Tenant’s future growth upon availability of such area and upon reasonable advance written notice to Landlord. In such case, the then-current rental rate shall apply to any expanded Demised Premises and the same shall be governed by the terms and conditions contained herein. Landlord and Tenant agree to cooperate in the preparation of an amendment to this Lease (in form and substance reasonably acceptable to Landlord and Tenant) to memorialize any such permitted expansion of the Demised Premises by Tenant.

TO HAVE AND TO HOLD the said Demised Premises, together with all and singular the improvements, appurtenances, rights, privileges and easements thereunto belonging to or in anywise appertaining, unto Tenant for a term commencing as of the date set forth herein under Article 3, and continuing thereafter to and including the date Five (5) years from the first day of the first month immediately following such commencement date, subject, however, to extension and renewal as hereafter provided. When the date of commencement of the term has been determined, Landlord and Tenant may enter into an agreement in recordable form and in form and substance reasonably acceptable to Tenant and Landlord setting forth such date at the request of either Landlord or Tenant.

ARTICLE 2. CONSTRUCTION OF IMPROVEMENTS. Landlord, at Landlord’s sole cost and expense, has constructed a building and other improvements, containing the Demised Premises, in accordance with the preliminary plans and specifications prepared by S-Devcorp, Inc., copies of which have been attached hereto and incorporated herein as Exhibit “B,” and initialed by the parties, which plans and specifications the parties have carefully reviewed and specifically approved. Landlord agrees to promptly demise the Demised Premises for use by Tenant, including the construction/installation of demising walls and exits (including fire escapes) in accordance with applicable building and fire codes and in the manner shown on Exhibit “B”. Landlord shall obtain a Certificate of Occupancy for the Demised Premises (following Landlord’s demising work) and shall promptly deliver the same to Tenant prior to commencement of Tenant’s obligation pay monthly rental hereunder. Such demising by Landlord shall be substantially complete within sixty (60) days following mutual execution and delivery of this Lease. Landlord further agrees, at Landlord’s cost and expense, to separately meter (by splitting or otherwise modifying the current utility meters) the Demised Premises for electricity and gas service as part of Landlord’s required demising work hereunder. Tenant agrees to reimburse Landlord up to ten thousand and 00/100ths dollars ($10,000.00) (“Tenant’s Contribution”) for Landlord’s demising work as described herein. Tenant’s Contribution shall be amortized over the term of this Lease and paid in monthly installments (together with monthly rent and NNN) as set forth in Article 7 hereof.

ARTICLE 3. TENANT’S POSSESSION. Tenant’s possession of the building shall commence on 5-1 -2010 for purposes of construction of Tenant’s improvements and occupancy. Upon completion of Tenant’s improvements, Tenant shall obtain a new Certificate of Occupancy (if applicable, given the nature of Tenant’s improvements) from West Valley City. Tenant’s Lease payments including any NNN, common area maintenance, insurance or property tax payments required hereunder, shall begin on 8-1-2010.

ARTICLE 4. OBLIGATIONS OF TENANT AND LANDLORD.

4.1 Real Property Taxes. Tenant shall pay, within ten (10) days from the date Landlord submits to Tenant a statement setting forth the amount due Landlord under the provisions of this paragraph, Tenant’s proportionate share of the real property taxes and assessments on the Demised Premises as additional rent hereunder, which shall be based on Landlord’s reasonable estimation of such property taxes and assessments in light of the previous year’s actual taxes applicable to the building or buildings being assessed. Tenant’s proportionate share of such taxes and assessments shall be determined by multiplying the total amount of such taxes and assessments by a fraction, the numerator of which is the floor area of the Demised Premises and the denominator of which is the total floor area of the applicable building or buildings being assessed. Tenant shall pay one-twelfth (1/12) of Tenant’s proportionate share of the estimated annual taxes in advance each month in addition to the minimum rental payment due hereunder. Landlord shall timely pay all taxes, and assessments lawfully levied or assessed against the building or buildings or any part thereof; provided, however, that Landlord may, dispute and contest the same. Tenant may, at its sole cost and expense, after it has paid in full its proportionate share of any taxes or assessments due hereunder, upon delivery of written notice to Landlord, contest with the appropriate governmental authority such tax or assessment. Tenant shall be entitled to any refund of any tax or penalty paid by Tenant, or paid by Landlord and reimbursed by Tenant to Landlord. (See Lease Rider “A” Building Expenses attached hereto and incorporated herein.)

4.2 Personal Property Taxes. Tenant shall additionally pay, when due, all personal property taxes and license fees levied and assessed against the Demised Premises during the term of this Lease. Nothing contained in this Lease shall require or be construed to obligate Tenant to pay any franchise, excise, corporate, estate, inheritance, succession, capital levy or transfer tax of Landlord, or any income, profits or revenue tax upon the income of Landlord; provided, however, that in any case where a tax may be levied, assessed or imposed upon Landlord for the privilege of renting or leasing the Demised Premises or which is based upon the rental revenue derived there from, Tenant shall pay to Landlord as additional rent hereunder the amount of said tax, but in no event shall Tenant be obligated to pay an amount greater than that which would be payable if the Demised Premises were the only asset of Landlord.

4.3 Tenant’s Insurance. Tenant shall, during the entire term of this Lease, at Tenant’s sole cost and expense, but for the mutual benefit of Landlord and Tenant, maintain general public liability insurance against claims for personal injury, death or property damage occurring upon, in or about the entire property described on Exhibit “B” attached hereto and on, in or about the adjoining streets and passageways, such insurance to afford protection to the limit of not less than $1,000,000 in respect to injury or death to a single person, and to the limit of not less than $2,000,000 in respect to any one accident, and to the limit of not less than $250,000 in respect to property damage or a combined single limit policy not less than $2,000,000 per occurrence. All policies shall name Landlord and the mortgagee of the property as an additional named insured, as their interest may appear. The initial mortgagee shall be State Farm Insurance Company.

Tenant shall also provide insurance coverage to the extent of the full replacement value covering all of Tenant’s property, fixtures, equipment, tools, improvements, stock, goods, wares or merchandise, that it may have in or on or about the Demised Premises.

Other forms of insurance may be reasonably required to cover future risks against which a prudent Tenant would protect itself. All policies of insurance provided for herein shall be issued by insurance companies with a general policy holder’s rating of not less than A and a financial rating of AAA, as rated in the most current available “Best’s Guide” Insurance Reports, and qualified to do business in the state of Utah.

The policies for the foregoing insurance shall provide that the proceeds thereof shall be payable to Tenant and to Landlord, as their respective interests may appear. Said required Tenant insurance coverage shall be verified to Landlord by an insurance carrier in the form of either a copy of the policy or other written verification of insurance coverage acceptable to Landlord and any mortgagee of Landlord. Such insurance policies shall provide that Landlord be given thirty (30) days written notice prior to any cancellation or alteration of any policy. To the extent that Tenant fails to provide the foregoing insurance, either hazard or liability, Tenant shall be responsible to Landlord, as his interest appears, for such damage that would have been insured by said policies but for Tenant’s failure to obtain such insurance.

4.4 Landlord’s Insurance. Landlord shall obtain and carry, throughout the terms of this Lease, fire, lightning, and extended coverage (“all risk”) insurance and such additional insurance coverage as may be required by Landlord’s mortgagee (including “loss of rents” insurance) on the building, of which the Demised Premises is a part, for the full replacement value thereof or such value as is required by Landlord’s mortgagee, whichever is greater, against such loss. Tenant shall reimburse Landlord, as additional rental hereunder, for Tenant’s proportionate share (determined in the same manner as Tenant’s proportionate share of taxes and assessments herein above) of the costs of the insurance premium therefore within ten (10) days from the date Landlord submits to Tenant a statement setting forth the amount due Landlord under the provisions of this paragraph. Tenant agrees that it will not at any time, during the term of this Lease, carry any stock of goods or do anything in or about the demised Premises, which will in any way tend to increase the insurance rates upon the building of which the Demised Premises are a part. In addition to Tenant’s proportionate share of the costs of insurance premiums as described herein, Tenant agrees to pay to Landlord forthwith upon demand the amount of any increase in premiums for insurance against loss by fire that may be charged during the term of this Lease on the amount of insurance to be carried by Landlord on the building of which the Demised Premises are a part resulting from the foregoing or from Tenant doing any act in or about said Demised Premises which does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Demised Premises any electrical equipment which constitutes an overload on the electrical lines of the Demised Premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of the insurance underwriters, nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Tenant shall pay 1 /12 of Tenant’s proportionate share of the estimated annual building insurance premium in advance each month along with the minimum rental payment. “It is agreed that Landlord carries insurance for its own protection; Tenant is not a coinsured under Landlord’s own insurance nor a beneficiary thereof.” (See Lease Rider “A” Building Expenses attached hereto and incorporated herein.)

4.5 Subrogation. Landlord and any other tenants of the building shall not be liable to Tenant or anyone claiming by, through or under Tenant, including an insurance carrier or carriers, for any insurable loss or damage, and no such carriers shall have the right to subrogate against Landlord, or any other Tenant. All of the insurance policies required hereunder pertaining to the Demised Premises shall contain an endorsement by the respective insurance carriers waiving any and all rights of subrogation against Landlord, and any other tenant of the building, a copy of which endorsement or endorsements, or evidence thereof by way of certificate shall be furnished to Landlord.

4.6 Assumption of Risk. Anything herein to the contrary notwithstanding, after the commencement of the term as provided in Article 3, Tenant assumes full risk of damage to its property, fixtures, equipment, tools, improvements, stock, goods, wares or merchandise, that it may have in or on or about the Demised Premises, resulting from fire, lightning, extended coverage perils, flood and any catastrophe, regardless of cause or origin. Landlord shall not be liable to Tenant or anyone claiming by, through or under Tenant, including Tenant’s insurance carrier or carriers, for any loss or damage resulting from fire, lightning or extended coverage perils or from an act of God. Landlord shall not be liable to the insurance carrier for damages insured against, either directly or by way of subrogation.

ARTICLE 5. TENANT’S USE. Tenant may use the Demised Premises for conducting its general office and laboratory related business. Tenant shall use the Demised Premises only for lawful and proper purposes, which are permissible under applicable law (including under applicable zoning laws). Tenant shall not make any use of the Demised Premises, which will cause cancellation of any insurance policy covering the same and shall not keep or use on the Demised Premises any article, item, or thing that is prohibited by the terms of this Lease. Tenant shall not commit any waste upon the Demised Premises and shall not conduct or allow any business, activity or thing on the Demised Premises which is or becomes unlawful, prohibited, or a nuisance or which may cause damage to Landlord, to occupants or other tenants in the vicinity, or to other third parties. Tenant shall comply with and abide by all laws, ordinances, and regulations of all municipal, county, state and federal authorities which are now in force or which may hereafter become effective with respect to use and occupancy of the Demised Premises. Tenant shall make no alteration or addition to the premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

Tenant represents to Landlord that neither Tenant nor any affiliates of Tenant will generate, store or dispose of any Hazardous Substances (as defined below) at the Demised Premises and Property.

Tenant covenants with Landlord: a) not to generate, store or dispose of Hazardous Substances at the Premises, b) to deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the generation, storage or disposal by Tenant of Hazardous Substances at the Premises or Property; and c) to permit entry onto the Premises by Landlord or Landlord’s representative(s) at any reasonable time to verify Tenant’s compliance with the foregoing. Tenant agrees to indemnify and defend Landlord (with legal counsel reasonably acceptable to Landlord) from and against any costs, fees or expenses (including, without limitation, cleanup expenses, third party claims and environmental impairment expenses and reasonable attorneys’ fees and expenses) incurred by Landlord in connection with Tenant’s generation, storage, or disposal of Hazardous Substances at the Demised Premises in accordance with the foregoing and with Tenant’s compliance with the foregoing representations and covenants. This indemnification by Tenant shall survive termination or expiration of this Lease.

“Hazardous Substances” shall mean i) hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, ii) “PCBs”, as defined in 40 C.F.R. 761 et seq. and “TCDD” as defined in 40 C.F.R. 755 et seq. (or in either case analogous regulations promulgated under the Toxic Substances Control Act, as amended), iii) “asbestos” as defined in 29 C.F.R. 1910.1001 et seq. (or analogous regulations promulgated under the Occupational Safety and Health Act of 1970, as amended), and (iv) waste oils and other petroleum hydrocarbon compounds.

In the event Tenant’s business, or use of the demised premises, should require the legal storing of barrels, drums and other storage containers, Tenant covenants with Landlord to provide Landlord no less often than every three (3) months with a complete and accurate list of all storage containers, chemical inventories and quantities. Such inventory list shall be updated by Tenant to Landlord every quarter and certified as a true and correct inventory.

Additionally, Tenant shall supply Landlord with a container and contents disposal plan reasonably acceptable to Landlord or in the alternative (at Tenant’s election), a bond payable to Landlord to fund the disposal and discardment of all chemicals and/or storage containers located on or about the demised premises. Landlord shall use said bond in the event Tenant fails to properly dispose of such containers and chemicals.

Tenant covenants with Landlord to store all chemical containers in a safe and secure manner either inside the Demised Premises or within a secured fenced area, so as not to cause a nuisance to Landlord and other tenants in the proximity of the Demised Premises, and to prevent the unlawful infiltration of chemicals and container discardment by others.

ARTICLE 6. POSSESSION. Possession of the Demised Premises shall be delivered to Tenant as herein provided, professionally cleaned and free of all debris, with all plumbing, electrical, doors, windows and HVAC systems in good order and repair, and free and clear of all tenants and occupants and the rights of either. The Demised Premises shall also be free of liens, encumbrances and violations of laws, ordinances and regulations adversely affecting the use and occupancy of the Demised Premises, except those disclosed by Landlord to Tenant in writing prior to the execution hereof by Tenant. Tenant agrees to deliver to Landlord physical possession of the Demised Premises including all keys to the Demised Premises, upon the termination or expiration of this Lease, or any extension thereof, in as good order, condition and state of repair as when received by Tenant, reasonable wear and tear thereof and damage by fire, acts of God or the elements excepted.

ARTICLE 7. RENT.

7.1 Minimum Rent. Tenant agrees to pay Landlord, at such address as shall from time to time be designated by Landlord, as minimum rental during the initial term of this Lease without right of offset or deduction, the sum of:

Year 1	$144,800.04/Yr.	$12,066.67/Mo.	N/N/N + Cam + $166.67	*

Year 2	$149,144.04/Yr.	$12,428.67/Mo.	N/N/N + Cam+ $166.67	*

Year 3	$153,618.36/Yr.	$12,801.53/Mo.	N/N/N + Cam+ $166.67	*

Year 4	$158,226.96/Yr.	$13,185.58/Mo.	N/N/N + Cam+ $166.67	*

Year 5	$162,973.68/Yr.	$13,581.14/Mo.	N/N/N + Cam+ $166.67	*

(* this amount represents Tenant’s Contribution to Landlord’s costs and expenses in initially demising the Demised Premises and separately metering the Premises as required hereunder, amortized over the term of this Lease.)

Except as provided in Article 3 hereof, minimum rental shall be payable monthly, in advance, without demand on the first day of each calendar month throughout the Lease term. Should Tenant’s occupancy of the Demised Premises commence on any day other than on the first (1st) day of the calendar month, the first rental shall be prorated accordingly.

7.2 Late Penalty. Tenant shall be charged a five percent (5%) late fee on all rental payments (minimum and/or additional) which are received by Landlord more than ten (10) days after their due date. Such late fee shall compensate Landlord for i) the costs attributable to providing notice of delinquency; and ii) the expense of servicing the mortgage loan on Landlord’s Building from alternative funds. In addition, any rental payments which are not paid within twenty (20) days of their due date shall bear interest thereafter at the rate of one and one-half percent (1-1/2%) per month, or the highest rate permitted by law, whichever is lower, until paid.

7.3 Renewal Option. Landlord hereby grants Tenant the right and option to renew this Lease for two (2) three (3) Year Lease renewal terms under the same Lease covenants and conditions as stated herein, 1.03 times the previous year’s Lease rate. Should Tenant desire to renew this Lease, Tenant must notify Landlord in writing stating Tenant’s intent to renew this Lease at ninety (90) days prior to the expiration of the current Lease term. Tenant must also be current under all Lease covenants and conditions for any Lease renewal right to be effective and valid, subject to any applicable notice and cure period(s) contained herein.

ARTICLE 8. SIGNS. With the prior written approval of Landlord, which approval shall not be unreasonably withheld, Tenant shall have the right and privilege to place on the building or Demised Premises signage necessary or desirable for the operation of Tenant’s business. Such sign installation shall not adversely affect or damage the physical structure of the building, nor detract from the overall harmony of the building and Landlord’s development. All such signs must conform with the codes and regulations of West Valley City.

Upon the expiration or termination of this Lease, Tenant shall remove all signage installed by Tenant and repair any damaged areas on the building or Demised Premises caused thereby, to a condition reasonably acceptable to Landlord.

ARTICLE 9. ALTERATIONS AND IMPROVEMENTS. Tenant shall have the right, subject to Landlord’s prior written approval (not to be unreasonably withheld, delayed, or conditioned), to make non-structural alterations, additions, or improvements (hereinafter collectively referred to as “improvements”) to the interior of the Demised Premises. Said improvements and additions shall be accomplished at Tenant’s sole cost and expense and shall be made in compliance with all applicable building codes and ordinances, laws, and regulations applicable to the Demised Premises. Landlord agrees to use good faith and commercially reasonable efforts to review and approve of Tenant’s work schedule and plans and specifications for its improvements (to the extent the same are prepared and delivered to Landlord), prior to 5/01/2010, or within a reasonable time thereafter. Tenant shall cause all improvements to be accomplished in a good workmanlike manner using substantially similar quality and finish to match existing. Tenant shall have the right, but not the obligation; to remove said improvements at the expiration or termination of the Lease. If Tenant so removes its improvements, then (a) Tenant shall restore the Demised Premises to substantially the same state as its original state of improvement and configuration; and (b) Tenant shall restore any damage to the Demised Premises caused thereby. If Tenant elects not to remove any such improvements, then Tenant shall be deemed to have relinquished title to such improvements which shall become Landlord’s property if not timely removed.

Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligation incurred by or for Tenant or any person or entity claiming through or under Tenant. In the event that Tenant shall not, within thirty (30) days following the imposition of any such lien, cause the same to be released by payment or posting of a bond, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as Landlord deems proper, including payment of the claim giving rise to such lien. All such sums paid and all expenses incurred by Landlord in connection therewith shall be due and payable to Landlord by Tenant as additional rent within fifteen (15) days of Tenant’s receipt of Landlord’s invoice.

ARTICLE 10. FIXTURES AND PERSONAL PROPERTY. All fixtures (not including trade fixtures or equipment) installed or attached to the Demised Premises by and/or at the expense of Tenant shall become the property of Landlord. Any trade fixtures or equipment installed in the Demised Premises by and at the expense of Tenant shall remain the property of Tenant or Tenant’s secured lessors or vendors, and Landlord agrees that Tenant or its secured lessors or vendors shall have the right at any time to remove any and all of its trade fixtures or equipment which it may have stored or installed in the Demised Premises. Landlord expressly agrees to waive or subordinate any claim, which Landlord may or might have against the trade fixtures, equipment and other personal property of Tenant in favor of a secured lessor or vendor who intends to lease or sell (on an installment sale arrangement or with a purchase money security interest) any of the same to Tenant. Tenant shall be required, at the expiration or termination of this Lease or any extension or renewal thereof, to remove any and all of its trade fixtures which it may have stored or installed in the Demised Premises. Tenant will repair all damage to the Demised Premises occasioned by such trade fixture removal. If Tenant shall holdover beyond Lease expiration or Lease termination, with Landlord’s approval of such holdover, for removal of fixtures and equipment (not to exceed ten (10) days), Tenant shall pay to Landlord as rental therefore, a sum equal to the prorata portion of the previous monthly rental thereof. In the event Tenant has not completed the removal of its fixtures and equipment and restoration of the Premises caused thereby, within the ten (10) day period following the expiration or termination of the Lease, Landlord shall, in Tenant’s behalf and at Tenant’s sole and exclusive expense, cause such fixtures and equipment to be removed and any damage to the Demised Premises to be restored. Upon completion, the cost of said removal and restoration, together with reasonable storage charges for the period of time required to accomplish such, shall be passed on to Tenant for Tenant’s payment to Landlord in accordance with applicable Utah law.

ARTICLE 11. UTILITIES. Tenant shall pay for all water, heat, gas, electricity, and other costs of utilities connected with, consumed, or used by it in connection with its occupancy of the Demised Premises, except for the payment of the cost of the initial installation of a separate gas and electricity sub-meter, which shall be Landlord’s responsibility (subject to Tenant’s Contribution), as provided herein. In the event any utility service to the Demised Premises is interrupted or temporarily discontinued for any reason whatsoever except Landlord’s gross negligence or willful or intentional act(s), Landlord shall not be liable therefore to Tenant and the rent required to be paid hereunder shall not be abated as a result thereof, and Tenant waives any claims it might otherwise have against Landlord as a result of any such interruption or discontinuation.

ARTICLE 12. MAINTENANCE AND REPAIRS. It is understood and agreed that Landlord shall, at its sole cost and expense, keep and maintain, during the term of the Lease or any extension or renewal thereof, the foundations, and structural support portion of the improvements, including the structural portions of the roof, in proper condition and in a good state of repair. During the term of this Lease, Tenant shall maintain the HVAC, plumbing, and electrical system(s) which serve the Demised Premises. Landlord shall not be responsible for any maintenance or repair caused by the fault or neglect of Tenant, or due to hazards and risks covered or required to be covered by insurance hereunder except as insurance proceeds are available therefore. All other maintenance and repair of said structure, including, but not limited to, painting of walls, and maintenance, repair and replacement of equipment, shall be the responsibility of Tenant. Any repairs or maintenance required to the roof membrane, or any repainting of the exterior walls, shall be accomplished by Landlord and reimbursed by Tenant as a common area maintenance expense as further defined herein.

It is understood and agreed that should either party to this Agreement fail or refuse to start and to proceed thereafter with due diligence to make any repairs or maintenance as may be reasonably necessary for the purpose of fulfilling the terms and conditions of the agreements herein set forth within a reasonable length of time (not to exceed seven (7) days) after being notified in writing of the need thereof, that the other party hereto may make such repairs at the cost and expense of the party so failing or refusing. In the event of an emergency situation, Tenant may, in its discretion, make emergency repairs without giving written notification to Landlord, and Landlord shall reimburse Tenant in the event that such repairs were the responsibility of Landlord hereunder and were not due to the fault of Tenant or Tenant’s agents. The rights of Tenant hereunder specifically do not include the right to offset or deduct any amounts claimed hereunder from rentals due. Landlord reserves the right to enter upon the Demised Premises (in a manner that will not unnecessarily interfere with the business of Tenant) during business hours at any time to inspect the same and to make necessary repairs to fulfill Landlord’s obligation hereunder.

ARTICLE 13. RESTORATION OF DAMAGE. If the Demised Premises are partially damaged by fire, the elements or other casualty covered by the “all risk” insurance policy referred to herein above, Landlord shall promptly repair all damage and restore the Demised Premises to their condition immediately prior to the occurrence of such damage. During the period of reconstruction referred to above, rent payable by Tenant shall ratably abate, based upon the percentage of the Demised Premises usable during reconstruction.

If the Demised Premises shall be totally destroyed and/or shall it be determined that more than one hundred eighty (180) days will be required to repair or rebuild the Demised Premises, both Landlord and Tenant shall have the right to terminate this Lease upon written notice to the other within thirty (30) days of the occurrence at which time this Lease shall become null and void.

ARTICLE 14. EMINENT DOMAIN. If, during the term hereof, or any renewal term, the entire Demised Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, this Lease and all right, title and interest of Tenant hereunder shall cease and come to an end on the date of vesting of title pursuant to such proceeding, or upon the date Tenant is dispossessed under an order of immediate occupancy, whichever first occurs. If less than all of the Demised Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, this

Lease shall not terminate, but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In any taking of the Demised Premises or any part thereof, whether or not this Lease is terminated as provided in this Paragraph, the parties hereto may claim and shall be entitled to receive an award or compensation therefore in accordance with their respective legal rights and interests.

ARTICLE 15. DEFAULT IN PAYMENT OF RENT OR ABANDONMENT. In the event of default by Tenant in the performance of its obligation to pay rent hereunder and after ten (10) days following Tenant’s receipt of a written notice thereof (specifying the total amount due), or in the event Tenant shall abandon the Demised Premises without the continued timely payment of all applicable rental hereunder by Tenant, or in the event Tenant shall be adjudicated as bankrupt for the benefit of creditors, or enter into an arrangement or participate voluntarily or involuntarily in any bankruptcy or related proceeding under Federal or State Law, Landlord shall have the right to terminate this Lease and to re-enter the Demised Premises or any part thereof in accordance with the applicable provisions and requirements of Utah law; or Landlord, at his option, without terminating this Lease, shall have the right to re-enter the Demised Premises, with process of law, and sublet the whole or any part thereof, for the account of Tenant, upon as favorable terms and conditions as the market will allow (Landlord acknowledging its duty under Utah law to mitigate its damages). In the latter event, Landlord shall have the right to collect any rent which may thereafter become payable under such sublease and to apply the same first to the payment of commercially reasonable expenses incurred by Landlord in the dispossessing Tenant and in subletting the Demised Premises, and Landlord may charge interest at the rate equal to one percentage point higher than the prime bank rate of Zions Bank of Utah in Salt Lake City, which rate shall vary from time to time as the prime bank rate varies, per annum on such expenses; and, second, to the payment of the rental herein reserved and the fulfillment of Tenant’s covenants hereunder, and Tenant shall be liable for amounts equal to the installments of rent as they become due, less any amounts actually received by Landlord from a replacement tenant or subtenant and applied on account of rental as aforesaid. Landlord shall not be deemed to have terminated this Lease by reason of taking possession of the Demised Premises unless written notice of such termination has been served on Tenant pursuant to applicable Utah law.

ARTICLE 16. OTHER DEFAULTS BY TENANT. It is mutually agreed that if Tenant shall default in performing any of the terms or provisions of this Lease other than as provided in the preceding Article/ and if Landlord shall give to Tenant notice in writing of such default, and if Tenant shall fail to cure such default within thirty (30) days after the date of Tenant’s receipt of such notice, or if the default is of such a character as to require more than thirty (30) days to cure, and if Tenant shall fail to use reasonable diligence in curing such default, then in such applicable event Landlord may cure such default for the account of and at the cost and expense of Tenant, plus interest at the rate equal to one percentage point higher than the prime bank rate of Zions Bank of Utah, in Salt Lake City, which rate shall vary from time to time as the prime bank rate varies, per annum, and the sum so expended by Landlord and interest shall be deemed to be additional rent and on demand shall be paid by Tenant on the day when rent shall next become due and payable. Failure to pay any additional rent as provided in this Article shall be deemed a failure to pay rent within the meaning of Article 15.

ARTICLE 17. QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease. Tenant, upon paying all rentals and performing all Tenant’s covenants, terms and conditions in this Lease, shall and may peaceably and quietly hold and enjoy the Demised Premises for the term of this Lease. Tenant understands that other persons and entities conduct businesses or reside near the Demised Premises. Tenant covenants and agrees to conduct its business in such a manner as to not unreasonably interfere with the occupants of surrounding properties.

ARTICLE 18. WAIVER. No delay or omission by either party hereto to exercise any right or power accruing upon any non-compliance or default by the other party with respect to any of the terms hereof shall impair any such right or power to be construed to be a waiver thereof. Subject to the provisions of this Article, every such right and power may be exercised at anytime during the continuance of such default. It is further agreed that a waiver by either of the parties hereto of any of the covenants and agreements hereof to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenants or agreements herein contained.

ARTICLE 19. ATTORNEY’S FEES. In the event of any action at law or in equity between Landlord and Tenant to enforce any of the provisions and/or rights hereunder or to recover damages for breach hereof, the unsuccessful party to such litigation covenants and agrees to pay to the successful party all costs and expenses, including reasonable attorney’s fees, incurred therein by such successful party, and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses, and attorney’s fees shall be included in and as a part of such judgment.

ARTICLE 20. NOTICES. Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered, received within normal business hours by facsimile or electronic mail transmission, or one (1) business day after pickup by a nationally recognized overnight express service, in either case addressed to the parties at their respective addresses referenced below:

TO LANDLORD AT:	JTM, Inc.
c/o S-PM, Inc.
90 East 7200 South, Suite 200
Midvale, Utah 84047
	Telephone:	801-255-4704
	Fax:	801-255-2314

TO TENANT AT:	Great Basin Scientific, Inc.
2441 South 3850 West, Suite # A-200
West Valley City, UT 84119
Telephone:
Fax #:

Such addresses may be changed from time to time by either party by serving notices as above provided.

ARTICLE 21. SUBORDINATION. This Lease shall be subject and subordinate to all mortgages or trust deeds which may now or hereafter affect the real property comprising the Demised Premises, and also to all renewals, modifications, consolidations and replacements of said mortgages and Trust Deeds. Although no instrument or act on the part of Tenant shall be necessary to effectuate such subordination, Tenant will, nevertheless, execute and deliver in a prompt and diligent manner such further instruments confirming such subordination of this Lease as may be desired by the holders of said mortgages or Trust Deeds.

ARTICLE 22. ASSIGNMENT AND SUBLEASING. With the specific prior written consent of Landlord first obtained, Tenant can, at any time, assign this Lease or sublet all or any portion of the Demised Premises. Landlord’s consent shall not be unreasonably withheld. Any purported assignment or sublease without Landlord’s prior written approval shall be null and void and of no force and effect whatsoever. Notwithstanding the foregoing, Tenant may assign this Lease or sublet the Demised Premises or any part thereof to an Affiliate (defined below) of Tenant without Landlord’s consent but with reasonable advance written notice to Landlord. As used herein, an “Affiliate” shall mean any person or entity, which controls, is controlled by, or is under common control with Tenant.

ARTICLE 23. SCOPE OF THE AGREEMENT. This Lease shall be considered to be the only agreement between the parties hereto. All negotiations and oral agreements acceptable to both parties are included therein.

ARTICLE 24. OBLIGATIONS OF SUCCESSORS. Landlord and Tenant agree that all of the provisions hereof are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate paragraph hereof, and that all of the provisions hereof shall bind and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

ARTICLE 25. HOLD OVER. If, at the expiration or termination of this Lease or any extension thereof, Tenant shall hold over for any reason, if Landlord consents to the holding over, the tenancy of Tenant thereafter shall be from month to month only (terminable by either party by written notice as provided by applicable Utah law) and shall, in the absence of a written agreement to the contrary, be subject to all the other terms and conditions of this Lease with the monthly rental adjusted to One Hundred Ten Percent (110%) of the monthly rental for the last month of the primary Lease term or subsequent Lease renewal term.

ARTICLE 26. PARKING. The plans and specifications for the construction of the Demised Premises, as approved by the parties, depict adjacent parking for the non-exclusive use of Tenant. Such parking and maintenance thereof shall be the sole responsibility of and remain under the control of Landlord (subject to reimbursement of common area maintenance as hereinafter set forth) and Landlord shall have the right from time to time to publish commercially reasonable non-discriminatory regulations for use of the parking, with which regulations Tenant covenants to comply. Seventy-two (72) parking spaces shall be provided to Tenant by Landlord for the use of Tenant’s employees, customers, guests and other invitees, in designated spaces on the Property adjacent to Tenant’s Demised Premises (collectively, “Tenant’s Parking”).

ARTICLE 27. DEVELOPMENT. The parties acknowledge that Exhibit “A” hereto contains a proposed site plan for Landlord’s entire construction project to be known as Great Lakes Business Park (hereinafter referred to as the “Development”). Tenant acknowledges that the site plan for the Development is subject to change and that Landlord may construct the Development in a totally different configuration or may not develop certain portions except for Tenant’s Parking. During or after construction of the Development, Landlord reserves the right to sell the Development or portions thereof as developed with buildings or as undeveloped property. The parties understand that in the event of Landlord’s sale of portions of the property developed as an integral part of the Development, prior to such sale, Landlord shall place cross easement, access and parking easements, suitable to Landlord upon released and unreleased portions of the Development to facilitate its continued integral use. Common Area Maintenance provisions contained in the next immediate paragraphs of this Lease shall be unaffected by any such partial sale and Landlord shall exercise his best efforts to ensure the parking and common areas of the entire Development, as built, will be under common management.

ARTICLE 28. COMMON AREAS. Areas within the outer property lines of the Development as delineated on the plat attached hereto marked Exhibit “A”, exclusive of areas therein specified or as built for leasing to tenants shall be known as Common Areas, as shall all other areas from time to time designated by Landlord for use as part of the Development. Landlord covenants and agrees at its sole cost and expense to improve said Common Areas by installing and constructing thereon parking lots, access roads, pedestrian walkways, sidewalks, exterior canopies, delivery and landscaped areas and lighting facilities to the extent to which Landlord shall determine to be necessary. Said Common Areas shall be available for the common use of all Landlord’s tenants in the Development, their employees, customers and invitees. Notwithstanding anything elsewhere herein contained, Landlord reserves the right from time to time to make reasonable changes in, additions to and deletions from the Common Areas and the purposes to which the same may be devoted, and the use of Common Areas shall at all times be subject to such reasonable rules and regulations as may be promulgated by Landlord; provided, however, that Landlord covenants and agrees that Tenant’s Parking shall not be reduced without Tenant’s prior written consent and Tenant shall have, at all times during the term of this Lease, reasonable vehicular and pedestrian access to the Building in which the Demised Premises are a part, and to and from Tenant’s Parking and the Demised Premises.

ARTICLE 29. COMMON AREA MAINTENANCE. Landlord will maintain or cause to be maintained the Common Areas and Tenant will reimburse Landlord for Tenant’s prorata share of the cost of such maintenance as hereinafter provided.

(a) Common area maintenance costs and expenses shall be determined in accordance with generally accepted accounting principles consistently applied and allocated to any particular calendar year on the accrual method of accounting. Such costs and expenses shall include, but shall not be limited to upkeep, exterior painting, repairs, replacements and improvements in the Common Areas, snow removal, sweeping and cleanup, depreciation allowance on any machinery and equipment owned by Landlord and used in connection therewith, utility services including fire line water service charges, premiums for public liability, property damage and fire insurance including the Common Areas, any real estate tax and/or tax consultant expense incurred for the purpose of maintaining equitable tax assessments on the Development, all property taxes or assessments levied or assessed against all Common Areas, which, if not separately assessed, shall be determined, for land, by the ratio of land area designated for Common Area use to the total land area in the Development and, for improvements, on a fair and equitable allocation among the various improvements in the Development, giving weight to the factors which determine the amount of the real property tax or assessment in question. In addition, such costs shall include administrative costs equal to ten percent (10%) of the total cost paid or incurred by Landlord under this paragraph.

(b) Tenant shall pay as additional rent to Landlord, Tenant’s prorata share of such Common Area expenses in the following manner:

(1) From and after the date the minimum rental provided for herein has commenced, but subject to adjustment as hereinafter in this subparagraph (1) provided, Tenant shall pay Landlord in advance on the first day of each calendar month during the term of this Lease an estimated and adjustable amount covering Tenant’s proportionate share of common area services and expenses, which amount may be adjusted by Landlord by notice to Tenant at the end of any calendar month on the basis of Landlord’s experience and reasonably anticipated costs. (See Lease Rider “A” Building Expenses attached hereto and incorporated herein.)

(2) Within thirty (30) days following the end of each calendar year, Landlord shall furnish Tenant a statement covering the calendar year just expired, showing the total operating costs, the amount of Tenant’s prorata share of such Common Area expenses for such calendar year and the payments made by Tenant with respect to such calendar year as set forth in subparagraph (b) I. If Tenant’s prorata share of such Common Area expenses exceeds Tenant’s payments so made, Tenant shall pay Landlord the deficiency within ten (10) days after receipt of such statement. If said payments exceed Tenant’s prorata share of such Common Area expenses, Tenant shall be entitled to offset the excess against payments next thereafter to become due Landlord as set forth in said subparagraph (b) I. Tenant’s pro-rata share of the total Common Area expenses for the previous calendar year shall be that portion of all such expenses which is equal to the proportion which the number of square feet of gross leasable area in the Demised Premises bears to the total number of square feet of gross leasable area of buildings in the entire Development which are from time to time completed and occupied as of the commencement of each calendar year.

There shall be appropriate adjustment of Tenant’s share of the Common Area expenses as of the commencement and expiration of the term of this Lease. The term “Gross Leasable Area”, as used herein, shall be deemed to mean and include all fully enclosed areas for the exclusive use and occupancy by occupant, measured from the exterior surface of exterior walls (and from the extensions thereof, in the case of openings), including warehousing or storage areas, clerical or office areas, mezzanines or the second levels of any spaces and employee areas. “Gross Leasable Area” shall not include docks, areas for truck loading and unloading nor any utility and/or mechanical equipment vaults or rooms (to the extent such facilities lie outside exterior building lines).

Anything to the contrary notwithstanding, in the event Landlord or his designated agent do not maintain the entire common area in the Development, then and in that event, for the length of time such condition may exist, Landlord’s responsibility shall only be towards the maintenance and repair of those portions of the Common Area not maintained by others, and the “expense in connection with said common areas” shall only refer to such areas maintained by Landlord. In this event, Tenant’s proportionate share of the expenses shall be determined on the basis of the proportion of such expenses which the number of square feet of gross leasable area in the Demised Premises bears to the total number of square feet of gross leasable area of buildings in the entire Development which are from time to time completed and occupied as of the commencement of each calendar year, exclusive of the area occupied and maintained by others.

ARTICLE 30. SECURITY DEPOSIT. Tenant shall pay, as a security deposit, an amount equal to the first months rent at the time of signing of this Lease. The security deposit shall be refunded to Tenant at the end of the term of this Lease provided that there is no continuing or uncured default of this Lease by Tenant.

ARTICLE 31. FORCE MAJEURE. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall not operate to excuse Tenant from prompt payment of rent or any other payments required by the terms of this Lease.

ARTICLE 32. ESTOPPEL CERTIFICATE. Within ten (10) business days after request therefore by Landlord, or in the event that upon any sale, assignment or hypothecation of the demised premises and/or the land thereunder by Landlord, an estoppel statement shall be required from Tenant. Tenant agrees to deliver to any proposed mortgagee or purchaser, or to Landlord, in recordable form a certificate certifying (if such be the case) that this Lease is in full force and effect and that there are not defenses or offsets thereto, or stating those claimed by Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease on the day and year first above written.

LANDLORD:	JTM, Inc.

	By	/s/ F.C. Stangl III

F.C. Stangl, III RE Broker/S-PM, Inc. as agent for Owner

TENANT:	Great Basin Scientific, Inc.,
a Delaware corporation

	By:	/s/ Ryan Ashton

	Name:	Ryan Ashton, CEO, President

Attached hereto and incorporated herein:

Lease Rider “A”	-	Building Expenses
Exhibit “A”	-	Site Plan
Exhibit “B”	-	Floor Plan

LEASE RIDER “A”

“BUILDING EXPENSES”

With reference to Tenant’s appropriate proportionate share of property tax, insurance expenses and common area service expenses as defined in the Lease, Tenant hereby agrees to pay, as additional monthly rental, commencing on 8/1/2010, Two Thousand Three Hundred Fifty-Three and NO/100 Dollars ($2,353.00) in advance, along with the monthly rental previously stated in Lease ARTICLE 7. Minimum Rent. The above stated fee is an estimated and adjustable fee for such expenses and services At the end of each calendar year, Landlord shall furnish a statement to Tenant defining what the actual tax, insurance and common area expenses are for the calendar year just expired, stating what Tenant’s appropriate proportionate share of such expenses are (together with reasonable supporting documentation such as an itemized spreadsheet or paid receipts/invoices), and Landlord shall compare such to that amount which has been prepaid by Tenant. If Tenant’s proportionate share of such actual expenses exceeds Tenant’s payments so made, Tenant shall pay Landlord the deficiency within ten (10) days after receipt of said statement. If Tenant’s prepaid payments exceed Tenant’s proportionate share of such actual expenses, the excess shall be applied against Tenant’s next succeeding payment(s) for such expenses.

/s/ F.C. Stangl III	/s/ Ryan Ashton

Landlord’s Initials	Tenant’s Initials

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement is made and entered into this 1st day of July, 2012, by and between JTM, Inc., LLC, a Utah Corporation, (Landlord), and Great Basin Scientific, Inc., a Delaware Corporation (“Tenant”).

WHEREAS, on April 26, 2010, a Lease Agreement (the Lease) was entered into between Landlord and Tenant, relating to certain real property situated at 2441 South 3850 West, Suite # A-200, West Valley City, Utah, consisting of approximately 18,100 square feet of rentable office/warehouse space, as further described in the Lease.

WHEREAS, Landlord and Tenant are desirous to amend the said Lease.

NOW, THEREFORE, for and in consideration of the payment of Ten Dollars and No Cents ($10.00) and other good and valuable consideration to Landlord, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

1.	ARTICLE 1. Premises and Term. Landlord and Tenant hereby Amend this Lease to add an additional 1,644 Sq. Ft. at the northwest end, adjacent to Tenant’s existing office/warehouse space, as further described on Exhibit “C” attached hereto. This Amendment shall increase the square footage of the Demised Premises from 18,100 leasable square feet to 19,744 square feet. The term, with the additional square footage shall commence upon the completing of Landlord work as described in Article 2 herein estimated to be September 1, 2012. Tenant will be granted 2 months of free rent on the expansion space following the completion of landlords work. Rent is estimated to begin 11-1-12 and continue thereafter throughout the entire original Lease Term ending 4-30-15.

2.	ARTICLE 2. Construction of Improvements. Unless otherwise stated herein Tenant accepts the premises in its “As-Is” condition. Landlord, at Landlord’s sole cost and expense, will complete the 2 interior/exterior Demising walls, i.e. unpainted steel studs/drywall of the additional Leased space on the North side and West side, create a penetration to additional space including patching and finish work, remove fence to provide emergency exit out of the additional space, reroute electrical service in additional space to Tenant existing electrical service. Tenant, at Tenant’s sole cost and expense will add any interior modifications needed in the additional space to facilitate Tenant’s needs.

3.	ARTICLE 3. Tenant’s Possession. The term of this Lease shall commence on 9-1-12 and Tenant will be allowed to take possession and commence with their construction of interior improvements to the additional 1,644 Sq. Ft.

4.	ARTICLE 7 Rent subparagraph Minimum Rent shall be revised and rewritten in its entirety as follows:

09/01/12 – 10/31/12	Rent Free on 1,644 Sq. Ft. Addn. for 2 Months
9/01/12 -10/31/12	$12,801.53/Month (Current Monthly Rent on 18,100 Sq. Ft. will continue through 10-31-12);

1

Rent on total 19,744 Square Footage will begin on 11-1-12 as shown below:

11/01/12 - 04/30/13	$13,820.80/Mo.	(Seven Months + CAM)
05/01/13 – 04/30/14	$14,235.42/Mo.	$170,825.04/Yr. + CAM
05/01/14 – 04/30/15	$14,662.48/Mo.	$175,949.76/Yr. + CAM

Minimum Rent shall be payable in equal monthly payments, in advance, without offset or demand on the first day of each calendar month throughout the extended Lease term.

5.	All terms, covenants and provisions of the Lease Agreement shall remain unchanged and shall continue in full force and effect except as specifically amended herein.

EXECUTED the day and year first above written.

LANDLORD:	JTM, Inc.

	By	/s/ F.C. Stangl III

F.C. Stangl III, Agent

TENANT:	Great Basin Scientific, Inc., a Delaware Corporation

	By	/s/ Ryan Ashton

Ryan Ashton, CEO & President

2

4-7-12

150'
LANDLORD:
TENANT:
EXHIBIT:
DATE:
15,032
42' 6"
20' 7"
A-100
14'-8" high
20' 9"
100'
19' 8" to deck
1344
300
1644

LEASE RIDER “A”

“BUILDING EXPENSES’”

With reference to Tenant’s appropriate proportionate share of property tax, insurance expenses and common area service expenses as defined in the Lease, Tenant hereby agrees to pay, as additional monthly rental, commencing on 9/6/2012, One Thousand Six Hundred Eighty Five and No/100 Dollars ($1,685.00) in advance, along with the monthly rental previously stated in Lease ARTICLE 7. Minimum Rent. The above stated fee is an estimated and adjustable fee for such expenses and services. At the end of each calendar year, Landlord shall furnish a statement to Tenant defining what the actual tax, insurance and common area expenses are for the calendar year just expired, stating what Tenant’s appropriate proportionate share of such expenses are (together with reasonable supporting documentation such as an itemized spreadsheet or paid receipts/invoices), and Landlord shall compare such to that amount which has been prepaid by Tenant. If Tenant’s proportionate share of such actual expenses exceeds Tenant’s payments so made, Tenant shall pay Landlord the deficiency within ten (10) days after receipt of said statement. If Tenant’s prepaid payments exceed Tenant’s proportionate share of such actual expenses, the excess shall be applied against Tenant’s next succeeding payment(s) for such expenses.

/s/ F.C. Stangl III	/s/ Ryan Ashton

Landlord’s Initials	Tenant’s Initials

24